Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

December 17, 2010

Briggs & Stratton Corporation

12301 West Wirth Street

Wauwatosa, WI 53222-2210

Ladies and Gentlemen:

We have acted as counsel for Briggs & Stratton Corporation, a Wisconsin corporation (the “Company”), and Briggs & Stratton Power Products Group, LLC, a Delaware limited liability company (the “Guarantor”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-169125) (the “Registration Statement”), including the prospectus constituting a part thereof, dated August 31, 2010, and the supplement to the prospectus, dated December 15, 2010 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $225,000,000 aggregate principal amount of the Company’s 6 7/8% Senior Notes due 2020 (the “Notes”) in the manner set forth in the Registration Statement and the Prospectus. The Notes will be issued under an indenture (the “Indenture”), among the Company, the guarantor and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented by a supplemental indenture (the “Supplemental Indenture”), among the Company, the Guarantors and the Trustee, establishing the terms and providing for the issuance of the Notes. The Notes will be fully and unconditionally guaranteed (the “Guarantees”) by the Guarantors.

As counsel to the Company in connection with the proposed issue and sale of the Notes, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (b) the form of the Indenture and the Supplemental Indenture; (c) the form of the Notes and the Guarantees; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, assuming that the Indenture and the Supplemental Indenture, in the form examined by us, (a) will have been executed and delivered by the Company and the Guarantor and (b) will have been duly authorized, executed and delivered by, and represent the valid and binding obligations of, the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Briggs & Stratton Corporation

December 17, 2010

1. The Notes, when executed, authenticated and issued in accordance with the Indenture and the Supplemental Indenture, and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

2. The Guarantees, when the Guarantees are executed and issued and the Notes are executed, authenticated and issued in accordance with the Indenture and the Supplemental Indenture, and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof; (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof; or (iii) regarding consents to, or restrictions upon, governing law, jurisdiction or venue.

We are qualified to practice law in the States of Wisconsin and New York and we do not purport to be experts on the law other than that of the States of Wisconsin and New York, the provisions of the Delaware Limited Liability Company Act and the Federal laws of the United States of America. We are not qualified to practice law in the State of Delaware. We express no opinion with respect to the laws of any jurisdiction other than the States of Wisconsin and New York, the provisions of the Delaware Limited Liability Company Act and the Federal laws of the United States of America.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP